Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 27, 2014 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the fourth quarter and year ended December 31, 2013.

Highlights for the quarter included the following:

•	Total revenue of $176.5 million, a decrease of 0.6% compared with the fourth quarter of 2012;
•	Freight revenue of $140.4 million (excludes revenue from fuel surcharges), an increase of 0.8% compared with the fourth quarter of 2012;
•	Operating income of $8.9 million and an operating ratio of 93.7%, compared with operating income of $5.1 million and an operating ratio of 96.3% in the fourth quarter of 2012; and
•	Net income of $3.3 million, or $0.22 per share, compared with net income of $1.5 million, or $0.10 per share in the fourth quarter of 2012.

For the year ended December 31, 2013, total revenue increased 1.5%, to $684.5 million from $674.3 million for 2012.  Freight revenue, which excludes revenue from fuel surcharges, increased 2.2%, to $538.9 million in 2013 from $527.4 million in 2012.  The Company reported net income of $5.2 million, or $0.35 per share, for 2013 compared to net income of $6.1 million, or $0.41 per share in 2012.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments; “Operating results were favorable as our asset-based operating ratio improved to 93.6% compared with 95.8% in last year’s fourth quarter.

“For the quarter, total revenue in our asset-based operations decreased to $164.9 million, a decrease of $5.3 million compared with the fourth quarter of 2012.  This decrease consisted of lower freight revenue of $3.1 million, along with lower fuel surcharge revenue of $2.2 million. The $3.1 million decrease in freight revenue related to a 5.7% decrease in our average tractor fleet, partially offset by an 2.2% increase in average freight revenue per tractor per week and an increase of freight revenue contributed from our refrigerated intermodal service offering.

“Average freight revenue per tractor per week increased to $3,568 during the 2013 quarter from $3,490 during the 2012 quarter.  Average freight revenue per total mile increased by 3.9 cents per mile (or 2.6%) compared to the 2012 quarter, while average miles per unit decreased by 0.3%. On average, approximately 5.0% of our fleet lacked drivers during the 2013 quarter, compared with approximately 3.2% during the 2012 quarter.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 0.7 cents per mile due to employee pay adjustments since the fourth quarter of 2012, partially offset by lower workers’ compensation expense.

“Operations and maintenance expenses increased approximately 1.8 cents per mile due primarily to higher driver recruiting expenses and additional repair expense for replacing DEF particulate filters on our owned tractors.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $1.1 million. The main factors were an approximately $0.6 million decrease in gains on sale of revenue equipment as we sold less revenue equipment in the 2013 quarter and the used equipment market weakened slightly, and an approximately $0.6 million increase to revenue equipment rentals in the 2013 quarter as compared to the 2012 quarter.

“Higher costs were partially offset by an overall reduction in fuel and insurance costs.  Net fuel expense was approximately 11.1 cents per company mile in the 2013 quarter compared with 14.5 cents per company mile in the 2012 quarter due primarily to improved fuel economy and favorable adjustments to fuel surcharge programs from some customers over the last year. We expect to continue investing in more fuel-efficient tractors, and partnering with customers to adjust less favorable fuel surcharge programs. In addition, we expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter. Gains from fuel hedging transactions were $334,000 in the 2013 quarter compared with $851,000 in the 2012 quarter.

“Insurance and claims per mile cost was 9.4 cents per mile in the fourth quarter of 2013 versus 10.7 cents per mile in the fourth quarter of 2012. Improved safety performance, measured by accidents per million miles, and good claims experience, contributed to the cost improvement in this area.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 58.6%, to $11.6 million from $7.3 million in the same quarter of 2012. Operating income was approximately $697,000 for an operating ratio of 94.0%, compared with an operating loss of $368,000 and an operating ratio of 105.0% in the fourth quarter of 2012. Solutions’ gross margins expanded and other operating expenses as a percentage of revenue decreased. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.6 million of pre-tax income in the fourth quarter.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At December 31, 2013, our total balance sheet debt and capital lease obligations, net of cash, were $226.2 million, our stockholders’ equity was $100.4 million, and our tangible book value was $100.0 million, or $6.73 per basic share.  At December 31, 2013, our ratio of net debt to total balance sheet capitalization was 69.3%.  Also at December 31, 2013, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $79.0 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2012, the Company's balance sheet debt and capital lease obligations, net of cash, has increased by $58.1 million, while the present value of financing provided by operating leases increased by approximately $4.7 million. At December 31, 2013, we had approximately $44.1 million of borrowing availability under our revolving line of credit.

 “In 2013, we took delivery of approximately 1,054 new company tractors and disposed of approximately 800 used tractors, while holding several additional trucks out-of-service as they are prepared for disposal or are already available for disposal at December 31, 2013. Our current tractor fleet plan for 2014 includes the delivery of approximately 950 new company tractors, and the disposal of approximately 1,250 used tractors as we significantly reduce the number of out-of-service tractors from our fleet.  We expect our fiscal 2014 average truck count to essentially equal that of fiscal 2013. With a relatively young average company tractor fleet age of 1.9 years at December 31, 2013, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2014.”

Conference Call Information
The Company will host a live conference call tomorrow, January 28, 2013, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 0800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 70797303. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to continued investments in fuel-efficient tractors and adjustments to fuel surcharge programs, equipment purchases and disposals, the use of fuel hedges, flexibility to manage our fleet size, the value of leased equipment versus the present value of such lease obligations, fleet size, and the availability of sufficient financing for equipment purchases are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.    Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                             (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                    (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Ended Dec 31,
$000s, except per share data)	2013	2012	% Change	2013	2012	% Change
Freight revenue	$140,406	$139,259	0.8%	$538,933	$527,435	2.2%
Fuel surcharge revenue	36,082	38,236		145,616	146,819
Total revenue	$176,488	$177,495	-0.6%	$684,549	$674,254	1.5%

Operating expenses:
Salaries, wages, and related expenses	55,344	58,035		218,946	217,080
Fuel expense	44,268	49,667		186,002	194,841
Operations and maintenance	12,583	11,763		50,043	45,839
Revenue equipment rentals and
purchased transportation	27,286	23,190		102,954	85,010
Operating taxes and licenses	2,754	2,746		10,969	11,043
Insurance and claims	7,658	9,247		30,305	33,133
Communications and utilities	1,341	1,234		5,240	4,809
General supplies and expenses	3,820	4,493		16,002	16,068
Depreciation and amortization, including gains and
losses on disposition of property and equipment	12,557	11,971		43,694	43,222
Total operating expenses	167,611	172,346		664,155	651,045
Operating income	8,877	5,149		20,394	23,209
Other (income) expenses:
Interest expense	2,763	2,769		10,400	12,697
Interest income	-	-		-	-
Other	-	6		(3)	(13)
Other expenses, net	2,763	2,775		10,397	12,684
Equity in income of affiliate	570	650		2,750	1,875
Income before income taxes	6,684	3,024		12,747	12,400
Income tax expense	3,345	1,571		7,503	6,335
Net income	$3,339	$1,453		$5,244	$6,065

Basic and diluted earnings per share	$0.22	$0.10		$0.35	$0.41
Basic weighted average shares outstanding (000s)	14,866	14,758		14,837	14,742
Diluted weighted average shares outstanding (000s)	15,084	14,915		15,039	14,808

	Three Months Ended Dec 31,			Year Ended Ended Dec 31,
	2013	2012	% Change	2013	2012	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$128,810	$131,949	-2.4%	$498,787	$501,167	-0.5%
Covenant Transport Solutions non-asset based revenues	11,596	7,310	58.6%	40,146	26,268	52.8%
Freight revenue	$140,406	$139,259	0.8%	$538,933	$527,435	2.2%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.743	$1.699	2.6%	$1.656	$1.627	1.8%
Average freight revenue per total mile	$1.564	$1.525	2.6%	$1.490	$1.466	1.7%
Average freight revenue per tractor per week	$3,568	$3,490	2.2%	$3,411	$3,320	2.7%
Average miles per tractor per period	29,987	30,082	-0.3%	119,375	118,103	1.1%
Weighted avg. tractors for period	2,714	2,877	-5.7%	2,777	2,895	-4.1%
Tractors at end of period	2,688	2,884	-6.8%	2,688	2,884	-6.8%
Trailers at end of period	6,861	6,904	-0.6%	6,861	6,904	-0.6%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2013	12/31/2012
Total assets	$469,741	$400,232
Total equity	$100,360	$94,673
Total balance sheet debt, net of cash	$226,215	$168,098
Net Debt to Capitalization Ratio	69.3%	64.0%
Tangible book value per basic share	$6.73	$6.38

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